EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                                                     NEWS
October 16, 2003                                                     OTCBB-KEST

   KESTREL ENERGY REPORTS IMPROVED RESULTS FOR FISCAL YEAR ENDING JUNE 2003


Denver, Colorado (October 16th, 2003) - Kestrel Energy Inc. (OTCBB-KEST), an oil and gas exploration and production company today announced its financial results for the fiscal year ending June 2003.

Revenue was stronger with oil and gas sales increasing in fiscal 2003 by $146,898, or 13%, to $1,304,581. Average prices per barrel of oil increased 30% to $24.10 from $18.52 a year ago. Average prices received per Mcf of gas increased 59% to $3.18 from $2.00 a year ago.

The Company's net working capital deficit also improved at June 30, 2003, to $4,642 compared to a working capital deficit of $631,012 at June 30, 2002.

The Company's proved reserves value (PV10%) has been estimated by Sproule Associates Inc., an independent petroleum engineering firm, to be approximately $10,600,000. This compares to $8,900,000 as of June 30, 2002. The Company's undiscounted net future cash flows have been estimated by Sproule Associates Inc., to be approximately $21,667,000. This compares to $18,641,000 as of June 30, 2002. The increase in the current year is the result of higher oil and natural gas prices offset against production during the year and revisions of previous quantity estimates.

At June 30, 2003, the Company's proved oil reserves increased approximately 37,300 bbls. to 310,700 bbls., or 14% from 273,400 in 2002. The Company's proved gas reserves decreased 7,310 Mmcf to 4,759 Mmcf, or 61%, from 12,069 Mmcf in 2002. The decrease in proved gas reserves is attributable primarily to the decision to remove all proved undeveloped and proved developed non-producing reserves associated with the Greens Canyon project, production during the year and the sale of several non-core producing assets. The resource at Greens Canyon will remain as unproved until further appraisal drilling can confirm the project's commerciality.

Despite the reserve write down at the Greens Canyon property, the Company's reserve value on the remaining properties grew during the year due to higher prices for natural gas and oil. The Company's core properties have excellent development potential and a current reserve life in excess of 40 years. These reserves provide for a solid foundation as the Company moves forward.

The Company is also investigating other petroleum targets at different horizons on the Company's 30,000 acre leasehold position in the Greens Canyon/ Firehole Canyon area. The other horizons include numerous coalbed methane zones at depths between 1,000 feet and 5,800 feet. While these targets remain unproved they do provide the potential for significant reserve additions should exploration efforts prove successful. The Company will be seeking industry partners to evaluate these other targets.

The Company will report a net loss of $2,335,980 in fiscal 2003 compared to a net loss of $8,111,561 in fiscal 2002, which was a decrease of $5,775,581. The net loss in fiscal 2003 is primarily attributable to abandonment and impairment expenses of $1,238,214, depreciation and depletion expenses of $339,002 and the loss on sale of available-for-sale securities of $575,893. The abandonment and impairment expenses of $1,238,214 was largely attributable to a write down in value of Greens Canyon gas reserves and dry hole costs during the year.

Barry Lasker, President and CEO said "Management is pleased to report that the painful steps taken during the year to focus on strengthening the Company's balance sheet have begun to bear fruit. The Company's debt has been reduced and it has a positive relationship with its current lenders, the debt repayment schedule is now under manageable terms, our overhead has been reduced significantly, our revenues are up and our costs are down. We intend to grow through the drill bit over the next few years, including aggressive development of our existing reserves. We remain confident on the long term outlook for the natural gas industry in general and will continue to seek out additional projects of merit. We are well placed in the Rocky Mountain arena, which is seen by industry experts to be a huge growth area for natural gas, with a solid prospect inventory and leasehold position".

Headquartered in Denver, Kestrel has producing properties in Wyoming, Oklahoma, New Mexico, Texas and Louisiana.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods.


   Statements made in this press release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward-looking information. In addition, while the Company's current plans are to drill additional wells and further develop some of its existing properties, various factors, including but not limited to actual drilling results, equipment availability or breakage, limited financial resources, or other problems, could change those plans. A description of the risks and uncertainties which are generally attendant to Kestrel Energy and its industry and other factors which could affect the Company's financial results are included in the Company's report to the Securities and Exchange Commission on Form 10-KSB for the year ended June 30, 2003.



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                                    CONTACTS:
                                 Kestrel Energy
                             Barry Lasker, President
                                  303/295-0344
                        E-mail: mtemple@kestrelenergy.com